As filed with the Securities and Exchange Commission on March 23, 2023

Registration No. 333-248996

Registration No. 333-263999

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-248996

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-263999

UNDER

THE SECURITIES ACT OF 1933

Metacrine, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-2297384
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4225 Executive Square, Suite 600 San Diego, California	92037
(Address of principal executive offices)	(Zip Code)

Amended and Restated 2015 Equity Incentive Plan

2020 Equity Incentive Plan

2020 Employee Stock Purchase Plan

(Full titles of the plans)

Michael York

President and Chief Executive Officer

Metacrine, Inc.

4225 Executive Square, Suite 600

San Diego, California 92037

(858) 369-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Karen E. Deschaine, Esq.

Carlos Ramirez, Esq.

Cooley LLP

10265 Science Center Drive

San Diego, California 92121

(858) 550-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”), previously filed by Metacrine, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (File No. 333-248996), originally filed with the SEC on September 23, 2020, pertaining to the registration of 3,392,794 shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), under the Company’s Amended and Restated 2015 Equity Incentive Plan, as amended , 6,156,751 shares of Common Stock under the Company’s 2020 Equity Incentive Plan (the “2020 Plan”) and 405,000 shares of Common Stock under the Company’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”).

•

Registration Statement on Form S-8 (File No. 333-263999), originally filed with the SEC on March 30, 2022, pertaining to the registration of an additional 2,724,659 shares of Common Stock under the 2020 Plan and an additional 681,164 shares of Common Stock under the 2020 ESPP.

On January 24, 2023, the Company’s board of directors approved a Plan of Dissolution (the “Plan of Dissolution”) which, following the approval by the Company’s stockholders at the special meeting held on March 23, 2023, authorizes the Company to liquidate and dissolve the Company in accordance with the Plan of Dissolution.

In connection with the Plan of Dissolution, the Company has terminated any and all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 23, 2023.

METACRINE, INC.

Date: March 23, 2023	By:	/s/ Michael York
	Name:	Michael York
	Title:	President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.